EXHIBIT 99

PRESS RELEASE

Peoples Financial Services Corp. First Quarter Earnings Report

Net income through three months in 2006 was $1,045,000 compared to $1,274,000 for the same period in 2005. Inversion of the yield curve for much of the first quarter of 2006 has caused a decrease to the net interest income realized by the Company. Net interest income after provision for loan losses for the first quarter of 2006 was $2,952,000 which compares to $3,132,000 for the quarter ended March 31, 2005. This is a decrease of $180,000, or 5.75%.

Total assets on March 31, 2006 were $392,975,000, which compares to $384,342,000 as of March 31, 2005. Total assets were up only slightly when compared to the December 31, 2005 figure of $391,198,000. Compared to the March 31, 2005 figure of $245,143,000, net loans were up 7.92% at $264,563,000 as of March 31, 2006. On December 31, 2005, net loans were $256,870,000.

Deposits totaled $304,839,000 as of March 31, 2006, compared to $280,437,000 on March 31, 2005, an increase of 8.70%. Total deposits were $296,962,000 as of December 31, 2005.

Peoples Financial Services Corp., Hallstead Pennsylvania, is the parent company of Peoples National Bank, an independent community bank with ten community offices. The community office locations are: Hallstead, Hop Bottom, Susquehanna, and Montrose, in Susquehanna County, Pennsylvania; Nicholson, Tunkhannock and Meshoppen, in Wyoming County, Pennsylvania; and Conklin, Deposit, and Binghamton, in Broome County, New York, and Peoples Advisors, LLC, a member-managed limited liability company for the purpose of providing investment advisory services to the general public.

Except for the historical information, this press release may contain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties in the banking industry and overall economy. Such risks and uncertainties are detailed in the Company’s Securities and Exchange Commission reports, including the Annual Report on Form 10-K and quarterly reports on Form 10-Q.